EXHIBIT 4.1
EXECUTION COPY
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
     This Amendment No. 1 (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of May 5, 1999, by and between Florida Rock Industries, Inc., a Florida corporation (the “Company”), and First Union National Bank (“First Union”), is entered into as of February 19, 2007, by and between the Company and American Stock Transfer & Trust Company (“AST”).
     WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company wishes to remove First Union as Rights Agent and appoint AST as successor Rights Agent, each effective as of the date hereof;
     WHEREAS, pursuant to Section 26 of the Rights Agreement, under circumstances set forth therein, (i) the Company may supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing Common Shares of the Company, and (ii) upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of Section 26 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment; and
     WHEREAS, the Company desires to amend the Rights Agreement as set forth herein and to direct the Rights Agent to execute this Amendment.
     NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:
     Section 1. Appointment of Successor Rights Agent. The Company hereby appoints AST, as Rights Agent pursuant to Section 21 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement. AST hereby accepts the appointment as Rights Agent pursuant to Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement. From and after the effective date hereof, each and every reference in the Rights Agreement to a “Rights Agent” shall be deemed to be a reference to AST.
     Section 2. Amendment of Rights Agreement. The Rights Agreement is hereby amended as follows:
     (a) Section 1 of the Rights Agreement is hereby amended by inserting the following subsections at the end of such Section 1:
“(cc) “Mergers” shall have the meaning set forth in the Merger Agreement.
(dd) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of February 19, 2007, by and among Vulcan Materials Company, a New Jersey corporation (“Vulcan”), the Company, Virginia Holdco, Inc., a New Jersey corporation (“Holdco”), Virginia Merger Sub,

Inc., a New Jersey corporation (“Virginia Merger Sub”) and Fresno Merger Sub, Inc., a Florida corporation (“Fresno Merger Sub”), as it may be amended from time to time.
(ee) “Support Agreement” shall mean the Support Agreement, dated as of February 19, 2007, by and among Vulcan, Baker Holdings, L.P., Edward L. Baker Living Trust, Edward L. Baker, John D. Baker II Living Trust and Anne D. Baker Living Trust.”
     (b) Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentences at the end of such Section 1(a):
“Notwithstanding anything in this Section 1(a) to the contrary, neither Vulcan, Holdco, Virginia Merger Sub, Fresno Merger Sub nor any of their respective Subsidiaries (each as defined in the Merger Agreement) (collectively, the “Parent Group”) shall be, or shall be deemed to be, an Acquiring Person by virtue of or as a result of (A) the execution of the Merger Agreement, the Support Agreement or any agreements, arrangements or understandings entered into by the Parent Group contemplated by the Merger Agreement if such agreements, arrangements or understandings are in accordance with the terms and conditions of the Merger Agreement; (B) the announcement of the Merger Agreement, the Support Agreement or the Mergers; (C) the consummation of the Mergers; or (D) the consummation of the other transactions contemplated by the Merger Agreement upon the terms and conditions of the Merger Agreement. Each event described in subclauses (A), (B), (C) and (D) is referred to herein as an “Exempted Transaction”.”
     (c) Section 1(c) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(c):
“Notwithstanding anything in this Section 1(c) to the contrary, the Parent Group shall not be deemed to be a Beneficial Owner of, or to beneficially own, any securities solely by virtue of or as a result of any Exempted Transaction.”
     (d) Section 1(h) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(h):
“Notwithstanding anything in this Section 1(h) to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”
     (e) Section 1(j) of the Rights Agreement is hereby amended to read in its entirety as follows:

“(j) “Expiration Date” shall mean the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which all exercisable Rights are exchanged as provided in Section 27 hereof and (iv) immediately prior to the Effective Time (as defined in the Merger Agreement), but only if such Effective Time shall occur.”
     (f) Section 1(x) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(x):
“Notwithstanding anything in this Section 1(x) to the contrary, a Share Acquisition Date shall not be deemed to have occurred by virtue of or as a result of the public announcement of any Exempted Transaction.”
     (g) Section 1(bb) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(bb):
“Notwithstanding anything in this Section 1(bb) to the contrary, a Triggering Event shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”
     (h) Section 25(b) of the Rights Agreement is hereby amended by deleting the address of First Union and replacing it with the following:
“American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10038
Attention: Corporate Trust Department”
     (i) The Rights Agreement is hereby amended by adding a new Section 35 to the end of the Rights Agreement, which new Section 35 shall read in its entirety as follows:
“Section 35. TERMINATION. On the earlier of (i) the Final Expiration Date and (ii) immediately prior to the Effective Time, but only if such Effective Time shall occur, (a) the Rights Agreement shall be terminated and be without any further force or effect, (b) none of the parties to the Rights Agreement will have any rights, obligations or liabilities thereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under the Rights Agreement, including, without limitation, the right to purchase or otherwise acquire Preferred Shares or any other securities of the Company. Notwithstanding the foregoing, Section 18 hereof shall survive the termination of the Rights Agreement. The Company will notify in writing the Rights Agent of the Effective Time. The Rights Agent will not be deemed to have knowledge of the Effective Time unless and until it has received such written notice.”

     Section 3. Direction to Rights Agent. The Company hereby directs AST, in its capacity as Rights Agent and in accordance with the terms of Section 26 of the Rights Agreement, to execute this Amendment.
     Section 4. Certification of Appropriate Officer. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies on behalf of the Company to the Rights Agent that (a) he is an ‘officer’ of the Company as such term is used in Section 26 of the Rights Agreement, and (b) this Amendment is in compliance with Section 26 of the Rights Agreement.
     Section 5. Effectiveness and Continued Effectiveness. In accordance with the resolutions adopted by the Company’s Board of Directors, the amendments to the Rights Agreement set forth in Section 2 above are effective as of the time at which such resolutions were adopted. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified in Section 2 above, the Rights Agreement, as previously amended to the date hereof, shall be unaffected by this Amendment and remain in full force and effect in accordance with its terms.
     Section 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.
     Section 7. Defined Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used but not defined herein shall have the meanings assigned to them in the Rights Agreement.
     Section 8. Governing Law. This Amendment shall be deemed to be a contract made under the internal substantive laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

FLORIDA ROCK INDUSTRIES, INC.
By:	/s/ John D. Milton, Jr.
	Name:	John D. Milton, Jr.
	Title:	Executive Vice President and Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY
By:	/s/ Herbert J. Lemmer
	Name:	Herbert J. Lemmer
	Title:	Vice President

Counterpart Signature Page
Amendment No. 1 to Rights Agreement